Pricing supplement No. 1212R
To underlying supplement no. 2 dated September 29, 2009,
product supplement R dated September 30, 2009,
prospectus supplement dated September 29, 2009 and
prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated June 17, 2011; Rule 424(b)(2)
Deutsche Bank
Deutsche Bank AG, London Branch
$1,000,000 13-Month Market Contribution Securities Linked to the Deutsche Bank Commodity Harvest IndexTM – Total Return due July 20, 2012
General
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The securities are designed for investors who seek a return at maturity that offers exposure to the performance of the Deutsche Bank Commodity Harvest Index™ – Total Return (the “Index”). The Index employs a commodity neutral outperformance strategy by reflecting the return of  holding a long position in the Deutsche Bank Commodity Booster – Benchmark Light Energy Index™ and a short position in the S&P GSCI™ Light Energy Index. The securities will not pay any coupon, and investors should be willing to lose some or all of their initial investment if the Index does not appreciate by 1.20% or more over the term of the securities.

•	Senior unsecured obligations of Deutsche Bank AG due July 20, 2012.
•	Minimum denominations of $10,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities priced on June 17, 2011 (the “Trade Date”) and are expected to settle on June 22, 2011 (the “Settlement Date”).
•	After the Trade Date but prior to the Settlement Date we may accept additional orders for the securities and increase the aggregate Face Amount.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	The Deutsche Bank Commodity Harvest Index™ – Total Return (Bloomberg Page: DBCMHLTU <Index>)
Payment at Maturity:	A cash payment, determined on the Final Valuation Date, that provides you with a return per $10,000 Face Amount of securities, calculated as follows:
$10,000  +  $10,000  x  (Index Return  –  Adjustment Factor)

Your investment will be fully exposed to any decline in the Index. If the Final Level on the Final Valuation Date is less than the Initial Level, you will lose 1% of the Face Amount of your securities for every 1% that the Final Level is less than the Initial Level. In addition, the Adjustment Factor will lower your return by 1.20%, regardless of whether the Index appreciates or declines in value. In no event will the Payment at Maturity be less than zero.

You will lose some or all of your investment at maturity if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor.
Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:

Final Level	– 1
Initial Level

Adjustment Factor:	1.20%
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$10,000.00	$60.00	$9,940.00
Total	$1,000,000.00	$6,000.00	$994,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The agents for this offering are affiliates of ours. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,000,000.00	$116.10

Deutsche Bank Securities	Deutsche Bank Trust Company Americas
June 17, 2011

(Key Terms continued from previous page)
Initial Level†:	291.42, the Index closing level on the Trade Date
Final Level†:	The Index closing level on the Final Valuation Date
Trade Date:	June 17, 2011
Settlement Date:	June 22, 2011
Final Valuation Date:	July 17, 2012
Maturity Date††:	July 20, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1 7J 4 / US2515A17J46
†Subject to adjustment for non-trading days and certain Market Disruption Events.
††Subject to postponement as described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Market Disruption Events for Commodity Based Index” and  acceleration as described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with underlying supplement no. 2 dated September 29, 2009, product supplement R dated September 30, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement no. 2 dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000119312509200288/d424b21.pdf

•	Product supplement R dated September 30, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000119312509201138/d424b21.pdf

•	Prospectus supplement dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us“ or “our“ refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity on the Securities Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Payment at Maturity per $10,000 Face Amount of securities, for a hypothetical range of performance for the Index from -100% to +100%. The hypothetical Payments at Maturity set forth below reflect the Initial Level of 291.42. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the securities will be determined on the Final Valuation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Index Level	Percent Change in Index	Adjustment Factor	Payment at Maturity	Return on Securities
582.84	100.00%	1.20%	$19,880.00	98.80%
553.70	90.00%	1.20%	$18,880.00	88.80%
524.56	80.00%	1.20%	$17,880.00	78.80%
495.41	70.00%	1.20%	$16,880.00	68.80%
466.27	60.00%	1.20%	$15,880.00	58.80%
437.13	50.00%	1.20%	$14,880.00	48.80%
407.99	40.00%	1.20%	$13,880.00	38.80%
378.85	30.00%	1.20%	$12,880.00	28.80%
349.70	20.00%	1.20%	$11,880.00	18.80%
320.56	10.00%	1.20%	$10,880.00	8.80%
291.42	0.00%	1.20%	$9,880.00	-1.20%
262.28	-10.00%	1.20%	$8,880.00	-11.20%
233.14	-20.00%	1.20%	$7,880.00	-21.20%
203.99	-30.00%	1.20%	$6,880.00	-31.20%
174.85	-40.00%	1.20%	$5,880.00	-41.20%
145.71	-50.00%	1.20%	$4,880.00	-51.20%
116.57	-60.00%	1.20%	$3,880.00	-61.20%
87.43	-70.00%	1.20%	$2,880.00	-71.20%
58.28	-80.00%	1.20%	$1,880.00	-81.20%
29.14	-90.00%	1.20%	$880.00	-91.20%
0.00	-100.00%	1.20%	$0.00	-100.00%

Hypothetical Examples of Payments at Maturity

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Index increases 50.00% from the Initial Level of 291.42 to a Final Level of 437.13. The holder receives a Payment at Maturity of $14,880.00 per $10,000 Face Amount of securities, calculated as follows:

$10,000 + $10,000 x ((437.13 / 291.42 - 1) - 0.012) = $14,880.00

Example 2: The Initial Level and the Final Level of the Index are both 291.42 such that the Index Return is 0%. If the Index Return is 0%, the investor will receive a Payment at Maturity that is less than $10,000 per $10,000 Face Amount of securities due to the Adjustment Factor. The holder receives a Payment at Maturity of $9,880.00 per $10,000 Face Amount of securities, calculated as follows:

$10,000 + $10,000 x ((291.42 / 291.42 - 1) - 0.012) = $9,880.00

Example 3: The level of the Index decreases 30.00% from the Initial Level of 291.42 to a Final Level of 203.99. The holder receives a Payment at Maturity of $6,880.00 per $10,000 Face Amount of securities, calculated as follows:

$10,000 + $10,000 x ((203.99 / 291.42 - 1) - 0.012) = $6,880.00

Selected Purchase Considerations

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY — The Payment at Maturity will be reduced by 1.20% over the term of the securities. Because the Adjustment Factor is applied to the value of the Index Return on the Final Valuation Date, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date is greater than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK COMMODITY HARVEST INDEX™ – TOTAL RETURN — The return on the securities, which may be positive or negative,  is linked to the performance of the Deutsche Bank Commodity Harvest Index™ – Total Return (the “Index”). The Index represents a long position in the Deutsche Bank Commodity Booster – Benchmark Light Energy Index™ (the “S&P Booster Index”) and a short position in the S&P GSCI™ Light Energy Index (the “S&P Light Energy Index”). The S&P Booster Index seeks to outperform the S&P GSCI Light Energy Index by selecting constituent commodity futures contracts using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™. The Index appreciates if the S&P Booster Index outperforms the S&P GSCI Light Energy Index. The closing level of the Index is dependent on the relative performance of the S&P Booster Index and S&P GSCI Light Energy Index, i.e., whether and to what extent, the S&P Booster Index will outperform the S&P GSCI Light Energy Index.

For more information on the Index, including its calculation methodology, see “The Deutsche Bank Commodity Harvest Indices” in underlying supplement no. 2. Terms relating to the Index used but not defined in this pricing supplement are defined in underlying supplement no. 2.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined under “Description of Securities — Adjustments to Index Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for a Commodity Based Index” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $10,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” in this pricing supplement for more information.

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TAX CONSEQUENCES — The discussion entitled “U.S. Federal Income Tax Consequences” in the accompanying product supplement does not apply to the securities offered under this pricing supplement and is superseded by the following discussion. There is substantial uncertainty regarding the tax consequences of an investment in the securities. Insofar as we have responsibility for information reporting, we intend to treat the securities as “contingent payment debt instruments.” You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation—Contingent Notes” for a general discussion of the taxation of contingent payment debt instruments.

In summary, assuming that the securities are treated as contingent payment debt instruments, regardless of your method of accounting you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment on the securities until maturity. Any income recognized upon a sale, exchange or retirement of the securities generally will be treated as interest income for U.S. federal income tax purposes. Any loss will be treated first as ordinary loss, to the extent of previous interest inclusions, and then as capital loss.

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 60 Wall Street, 31st Floor, Mail Stop NYC60-3106, New York, New York 10005, (212) 250-9905. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the securities.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Final Level determined on the Final Valuation Date as compared to the Initial Level. Accordingly, you could lose up to $10,000 for each $10,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE INCLUSION OF AN ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY — The Payment at Maturity will be reduced by 1.20% over the term of the securities. Since the Adjustment Factor is applied to the value of the Index Return on the Final Valuation Date, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date is greater than the Initial Level. The securities have a term from the Trade Date to the Final Valuation Date of approximately thirteen months, so the total return at maturity will be reduced by 1.20% compared to the total return if the Adjustment Factor had not been applied. Consequently, at maturity, you will receive less than your original investment unless the Final Level determined on the Final Valuation Date is 1.20% or more than the Initial Level.

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THE VALUE OF THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the payment at maturity owed to you under the terms of the securities.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES – We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions, such as over-the-counter options or futures. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and have a potentially negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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THE INDEX IS SUBJECT TO STRATEGY RISK — The Index reflects a strategy that takes a long position in the S&P Booster Index and a short position in the S&P Light Energy Index. With respect to certain of its constituent commodity futures contracts, the S&P Booster Index employs a rule-based approach when it replaces constituent futures contracts approaching expiration with futures contracts having a later expiration (a process referred to as “rolling”). Rather than select new futures contracts for certain constituent commodities based on a predefined schedule (e.g., monthly), as does the S&P Light Energy Index, the S&P Booster Index rolls to those futures contracts (from the list of tradable futures which expire in the next thirteen months), that seek to generate the maximum implied roll yield. The S&P Booster Index aims to maximize the potential roll benefits in backwardated markets (where futures contracts prices are less than spot prices) and minimize losses in contango markets (where futures contracts prices are greater than spot prices). This strategy may not be successful. The value of the Index will be adversely affected if the Index does not outperform the benchmark S&P Light Energy Index.

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. At maturity, you will receive a positive return on your investment only if the Final Level on the Final Valuation Date exceeds the Initial Level by 1.20% or more. If the Final Level on the Final Valuation Date is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor. Even if the applicable Final Level is greater than the Initial Level by an amount sufficient to entirely offset the Adjustment Factor, the yield to the Maturity Date may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the original Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that Deutsche Bank AG or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. As a result, the price, if any, at which Deutsche Bank AG or its affiliates, will be willing to purchase securities from you in secondary market transactions will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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THE DEUTSCHE BANK COMMODITY HARVEST INDEX™ – TOTAL RETURN HAS LIMITED PERFORMANCE HISTORY — Publication of the Index began on December 15, 2007. Therefore, the Index has limited performance history, and no actual investment which allowed a tracking of the performance of the Index was possible before that date.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that comprise the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The effect on the value of the securities of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest.  For example, we may become subject to position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented.  Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “Description of Securities — Adjustments to Index Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS UNDERLYING THE INDEX — As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Index may have.

•	POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, THE SPONSOR OF THE INDEX AND THE CALCULATION AGENT FOR THE INDEX ARE

THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities, the sponsor of the Index (the “Sponsor”) and the calculation agent for the Index. We, as calculation agent for the securities, will determine whether there has been a Market Disruption Event with respect to the Index or exchange traded instruments relating to the respective commodities included in the Index or a Hedging Disruption Event with respect to the securities.  In any such event, we may use an alternate method to calculate the Index closing level, including the Initial Level and the Final Level, and the payment due on the securities. As the Sponsor, we carry out calculations necessary to promulgate the Index, and we maintain some discretion as to how such calculations are made. In particular, the Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place, and the Sponsor has even more discretion in the case of a Force Majeure Event relating to the Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, Sponsor of the Index and the calculation agent for the Index may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the commodities included in the Index (or various contracts or products related to the commodities included in the Index) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE UNDERLYING COMMODITIES — Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to commodities, but any such action could cause unexpected volatility and instability in commodity markets, with a substantial and adverse effect on the performance of the Index and, consequently, the value of the securities.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — The value of the securities will be affected by the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations, including:

•	the levels of the Index;

•	trends of supply and demand for the commodities included in the Index;

•	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the commodities included in the Index or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the commodities included in the Index;

•	the expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE COMMODITIES INCLUDED IN THE INDEX COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the commodities included in the Index increase or decrease to the same degree at the same time. If the correlation among the commodities included in the Index changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF CERTAIN COMPONENTS OF THE INDEX — The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Index may reduce the performance of the Index as a whole, and thereby affect the performance of the Index and your securities.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the commodities included in the Index may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Index and the value of your securities in varying ways, and different factors may cause the values of the commodities included in the Index and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Commodity prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX — As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in December 2010 may specify a January 2012 expiration. As that contract nears expiration, it may be replaced by selling the January 2012 contract and purchasing the contract expiring in March 2012. This process is referred to as “rolling.” Historically, the prices of some futures contracts have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January 2012 contract would take place at a price that is higher than the price at which the March 2012 contract is purchased, thereby creating a gain in connection with rolling. While certain futures contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in the markets for these futures contracts will adversely affect the levels of the Index and, accordingly, decrease the value of your securities. Conversely, some futures contracts included in the Index have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in the markets for these futures contracts will adversely affect the levels of the Index and, accordingly, decrease the value of your securities.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE FLUCTUATION LIMITS — The official cash offer prices of certain commodities included in the Index are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on The London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price fluctuation limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final

Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain commodities included in the Index and, consequently, the payment to you at maturity, could be adversely affected.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The commodities included in the Index may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability is likely to adversely impact the level of the Index and, potentially, the return on your investment.

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IF THE LIQUIDITY OF THE COMMODITIES INCLUDED IN THE INDEX IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED, AND THIS COULD RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the commodities included in the Index may also result in the Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

Historical Information

The publication of the Index began on December 15, 2007.  The historical performance data below from December 15, 2007 through June 17, 2011 represent the actual performance of the Index. The performance data prior to December 15, 2007 reflect a retrospective calculation of the levels of the Index using archived data and the current methodology for the calculation of the Index. The closing level of the Index on June 17, 2011 was 291.42. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to December 15, 2007. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will receive an up-front commission or fee in connection with the sale of the securities equal to 0.60% or $60.00 per $10,000 Face Amount of securities. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement. After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate Face Amount.

The agents for this offering, DBSI and DBTCA, are our affiliates. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.